EXHIBIT 23.5

Consent of Nominee for Director

of Aegean Marine Petroleum Network Inc.

I hereby consent to the reference to me under the caption “Management” in the registration statement on Form F-1, as amended, and related prospectus as shall be held with the U.S. Securities and Exchange Commission and any and all amendments thereto, of Aegean Marine Petroleum Network Inc.

/s/ JAMES E. BAKER
Name:	James E. Baker
Date:	November 17, 2005